Exhibit 10.5

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE DISCLOSURE OF SUCH INFORMATION WOULD CONSTITUTE A CLEARLY UNWARRANTED INVASION OF PERSONAL PRIVACY. REDACTED INFORMATION IS MARKED WITH A [*****].

Lloyd Jollay	June 15, 2025

[*****]

Re: Employment Letter & Terms

Dear Lloyd:

We are pleased to present the following letter agreement (the “Letter Agreement”) offering you employment with LIS Technologies Inc., a Nevada corporation (the “Company”) on the terms set forth herein with employment to begin on July 1st, 2025.

I.	Position and Duties/At-Will Employment

	a.	You will serve in a leadership role within LIS Technologies. You will report to the Company’s Chief Executive Officer, or, in the absence of the Chief Executive Officer, the Company’s Chief Technical Officer.

	b.	Your primary role involves, but is not limited to, all aspects related to UF6. This involves managing, overseeing, and interfacing with external Contractors and Consultants for the design, manufacture, integration, and testing of UF6 Gas Handling Systems. It also includes managing the implementation of all safety systems (i.e. IROFS, radiation safety, criticality safety, etc), such that LIST facilities always stays compliant with NRC regulations. It also includes the implementation of a safety training program to relevant personnel.

	c.	In addition to the above, you will also manage the peripheral challenges such as “balance of plant” for our enrichment activities, including the procurement of UF6 feedstock, and safe handling & storage of UF6 feedstock and EUP.

	d.	You may also be asked occasionally to prepare IDIQ task orders, and interface with the DOE directly to keep them abreast of progress in the execution of said task orders.

	e.	You shall also perform such other duties and may exercise such other powers as may be delegated by the Chief Executive Officer.

	f.	Your employment will be “at will”, meaning that either you or the Company may terminate the employment at any time for any reason or no reason. In addition, your employment by the Company will be on-site and “full time”, meaning that during the term of your employment you will dedicate approximately 40 hours per week of your business time and attention to the business and affairs of the Company.

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II.	Compensation and Benefits

a. Your annual base salary (“Base Salary”) will be the gross amount of $260,000 (Two Hundred Sixty Thousand Dollars) per year, less withholdings and deductions for taxes applicable to wages, payable in installments twice per month, or more frequently, in accordance with the regular payroll practices of the Company.

b. You will participate on the same basis with all other similarly situated employees of the Company in those fringe benefit plans the Company decides to offer and make generally available to all other employees from time to time. Currently the Company will cover the entire cost of the Company’s chosen medical, dental, and vision benefits covering the employee and their spouse. The employee can choose additional coverage options available during onboarding and annual plan renewal at the employee’s additional cost (such as extending medical, dental and vision coverage for their additional dependents and/or selecting additional benefits that may be offered by the benefits company). Nothing herein shall restrict the Company from modifying or eliminating any benefit program, health plan, or other fringe benefit at any time.

c. You will be entitled to unlimited paid time off (PTO) for vacation, subject to approval and in accordance with the Company’s policies. While PTO is unlimited, it must be used in alignment with the Company’s operational needs. You will also receive paid leave for holidays recognized by the Company. Additionally, you will be entitled to 5 days of paid sick leave annually. Sick leave must be used within the year and will not carry over to the following year. Any unused sick leave will be forfeited at the end of the year, in accordance with the Company’s policies. You will also be provided with a relocation allowance to cover relocation expenses, up to a maximum of $20,000, in accordance with the Company’s policies.

d. You will be granted options to purchase 180,000 (One Hundred Eighty Thousand) shares of the Company’s Common Stock for services rendered, at an exercise price of $3.00 per share. The specific terms and conditions of the options will be provided in the Options Agreement, in accordance with the Company’s policies.

III.	Confidentiality

You will have access to information about the Company and your employment with the Company shall bring you into close contact with confidential and proprietary information of the Company and third parties (“Confidential Information”). For purposes of this Letter Agreement, “Confidential Information” means all non-public and proprietary information of or pertaining to the Company or any third parties, including any governmental or quasi-governmental agencies, whether oral, written, or electronic, to which you are given access by the Company or is made available to you in connection with your work under this Letter Agreement. In recognition of the foregoing, you agree, at all times during the employment and thereafter, to hold in confidence, and not to use, except for the benefit of the Company, or to disclose to any person without written authorization of the Company, any Confidential Information.

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IV.	Intellectual Property

All ideas, data, deliverables, reports, work products, innovations, improvements, know how, inventions, designs, developments, techniques, methods and other results of your employment with the Company (in draft and final forms), and all related documentation (such as, but not limited to, notes, records, documents, drawings, and designs), which you make, conceive, reduce to practice, or develop in whole or in part, either alone or jointly with others, in connection with his services to the Company or which relate to any Confidential Information (collectively, the “Inventions”) will be the sole and exclusive property of the Company, and will be considered “works made for hire” pursuant to the United States Copyright Act (17 U.S.C. Section 101). You hereby assign to the Company or its designees all your right, title and interest in and to all of the foregoing Inventions without additional compensation.

V.	Noncompetition Covenant

You covenant and agree that you will not, during your employment, directly or indirectly: (i) enter into the employ of or render any services to any person, firm, or corporation, which is engaged, in any part, in a business that is competitive with the Company’s business (“Competitive Business”); (ii) engage in any Competitive Business for your own account; or (iii) become associated with or interested in through retention or by employment any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor, or in any other relationship or capacity, unless agreed upon in writing by the company. This covenant applies regardless of whether the termination of your employment is voluntary or involuntary.

VI.	Covenant not to Solicit

a. You covenant and agree that, during your employment, and during 12 months (the “Restricted Period”) immediately following the end of your employment with the Company due to your resignation or termination, you will not, directly or indirectly, work for any direct competitor in the laser enrichment services industry (i.e. GLE); or

(b) encourage or seek to persuade any Customer to terminate or dimmish its relationship with the Company; or (c) hire or seek to hire any Company employee or contractor, or Company employee or contractor who is currently employed or engaged by the Company or whose employment or engagement with the Company has ended in the previous six months due to the employee’s or contractor’s resignation. b. For purposes of this Agreement, “Customer” means mean any person or business: (i) who, within the one-year period immediately preceding the termination of your employment purchased or received Company services or was actively solicited by the Company to purchase Company services; and also was (ii) dealt with directly by you, or had their dealings with the Company supervised or coordinated by you, or had their Confidential Information disclosed to you in the ordinary course of business as a result of your association with the Company.

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VII.	Representation; Prerequisites

a. As a material inducement to the Company making this offer of employment, you hereby represent and warrant to the Company that you are free to enter into employment with the Company and you are not subject to any obligation, agreement, or restrictive covenant, which will prevent, or materially interfere with, your performance of your duties as an employee of the Company. You further warrant that you shall not bring to the Company, or use in your work for the Company, any confidential information or trade secrets you have obtained from any prior employer or in connection with any services you provided as an independent contractor.

b. In the event that the Company determines a background investigation is necessary or desirable for your position, your employment with the Company is conditioned on the Company’s satisfaction with the results of such a background investigation.

c. Your employment with the Company is also contingent upon your completion of an I-9 Employment Eligibility Verification form, and upon you providing the Company with original documents that establish your identity and employment eligibility within three (3) business days of your first day of employment. Failure to provide all such necessary documents within a timely manner may result in your employment being terminated by the Company.

VIII.	Governing Law/Venue/Jury Trial Waiver

This Letter Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by, and construed in accordance with, the law of the State of New York (without regard to its conflicts of laws provisions). The parties consent to the personal jurisdiction of the State of New York. The parties further agree to the exclusive jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York, as applicable, in connection with, or incident to, any dispute, claim, case, controversy, or matter, arising out of, or relating to, your employment or this Letter Agreement, to the exclusion of the courts of any other state, territory or country. The parties knowingly, willingly, and voluntarily, WAIVE ALL RIGHT TO TRIAL BY JURY in any such proceedings.

IX.	Entire Agreement; No Oral Modification; Prior Agreements Cancelled

a. No provision of this Letter Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge, is agreed to in writing and signed by you and the Company’s Co-Chief Technology Officer and Chief Executive Officer, or another Company officer designated in writing. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Letter Agreement to be performed by such other party, shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

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b. This Letter Agreement sets forth the entire agreement of the parties with respect to the subject matter contained herein and supersedes any and all prior agreements or understandings between you and the Company with respect to the subject matter hereof. No agreements, inducements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either you or the Company which are not expressly set forth in this Letter Agreement. Any and all prior agreements of employment, and agreements by the Company to engage you as an independent contractor, are hereby cancelled as of the date this Letter Agreement becomes effective and will, as of that date, be of no further force or effect.

c. This Letter Agreement may be executed in counterparts and facsimile and .pdf signatures shall be considered originals for purposes of this Letter Agreement.

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If you wish to accept continued employment at the Company under the terms described above, please sign and date this Letter Agreement and return it to us. This Letter Agreement will become effective on the date you return it signed. Please retain copies for your records.

Sincerely,

/s/ Christo Liebenberg
Christo Liebenberg Chief Executive Officer

I understand and accept the terms of this Letter Agreement.

/s/ Loyd Jollay
Lloyd Jollay

Jun 16, 2025
Date

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CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE DISCLOSURE OF SUCH INFORMATION WOULD CONSTITUTE A CLEARLY UNWARRANTED INVASION OF PERSONAL PRIVACY. REDACTED INFORMATION IS MARKED WITH A [*****].

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AGREEMENT is made effective as of the 19th day of February, 2026 (the “Effective Date”).

AMONG:

LIS TECHNOLOGIES INC., a corporation duly formed under the laws of Nevada

(the “Company”)

OF THE FIRST PART

AND:

Lloyd Jollay, an individual having an address at [*****]

(the “Executive”)

OF THE SECOND PART

WHEREAS:

A.	The Company and the Executive entered into an employment agreement dated June 15, 2025 (the “Employment Agreement”);

B.	The parties wish to amend certain terms of the Employment Agreement.

THIS AGREEMENT WITNESSES THAT in consideration of the premises and mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.	The position shall be amended from Manager of UF6 Handling Systems to Chief Operations Officer.

2.	Except for the amendments contained in this Agreement, the Employment Agreement and the terms thereof shall remain in full force and effect and the parties confirm it is in good standing.

3.	This Agreement shall be binding upon, and enure to the benefit of the Executive, his heirs and his personal representative or representatives, and upon the Company and it’s respective successors and assigns.

4.	This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada and the federal laws of the United States applicable therein.

5.	The Executive represents and warrants to the Company that the Executive is under no contractual or other restriction which is inconsistent with the execution of this Agreement, the performance of his duties hereunder or other rights of Company hereunder.

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6.	No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of the parties hereto.

7.	A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition.

8.	This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof and the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law.

9.	This Agreement may be executed in one or more counterparts, each of which so executed shall constitute an original and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

LIS TECHNOLOGIES INC.
by its authorized signatories:

/s/ Christo Liebenberg
Christo Liebenberg, President

THE EXECUTIVE:

/s/ LoydJollay
Lloyd Jollay